Exhibit 10.15

[CONFIDENTIAL INFORMATION REDACTED;

SUBJECT OF RULE 406 REQUEST FOR CONFIDENTIAL TREATMENT]

BPO Cooperation Agreement

Between

Shandong Lvke Information Co., Ltd

And

Shandong Taiying Technology Co., Ltd.

Party A: Shandong Lvke Information Co., Ltd

Address: Nanshou, West Yanzishan Road, Jinan City, Shandong Province

Party B: Shandong Taiying Technology Co., Ltd.

Address: Xinghuo Science & Technology Park, Hi-tech Zone, Taian City, Shandong Province

Whereas

Party B has the call center industry qualification and expertise, can provide corresponding operational site, and at the same time has excellent financial base, human resources, commercial reputation, management and control, service and quality guarantees and so on, has serviced China Mobile Tianjin with its inbound calling service, with that experience, in order to guarantee that the customer service hotline 10000 of China Telecom Shandong Province can provide efficient and high-quality service for the customers, Party A and Party B (both Parties hereto), based on the principle of complementary advantages, resources sharing and win-win cooperation, have hereby reached the agreement for Party A to subcontract the customer service, business promotion, operation management and other matters of the customer service hotline 10000 of China Telecom Shandong Province to Party B as follows:

Both parties hereto agreed:

The descriptions regarding Party A in the following provisions hereof also includes the customer service department of China Telecom Shandong Province, and Party B accepts dual operational guidance of Party A and the customer service department of China Telecom Shandong Province and takes the customer service department of China Telecom Shandong Province as the base and principle.

I Cooperation Content

Party B provides the customer service hotline 10000 of China Telecom Shandong Province with “business consultation, business enquiry, business handling, explanation on complaints, handling of task card, customer retention, product recommendation and publicity and guidance of electronic channel” and so on.

* Denotes location where Confidential Information has been redacted. Subject of Rule 406 request for confidential treatment.

II Rights and Obligations for Party A and Party B

Party A:

(1)	Party A (or the customer service department of China Telecom Shandong Province upon the consent of Party A) is responsible for organizing, conveying “standards of practice, service standards, service process, speaking with one voice and relevant management regulation and so on” of customer service, and providing Party B with the latest operation regulations of the customer service hotline 10000 of China Telecom Shandong Province without delay.

(2)	Party A (or the customer service department of China Telecom Shandong Province upon the consent of Party A) has right, according to the business development situation, to dispatch management personnel to station at Party B to make management on site as well as to give support, guidance, supervision and appraisal on Party B’s work content, management process and other implementations.

(3)	Party A (or the customer service department of China Telecom Shandong Province upon the consent of Party A) has right to carry out post competence model test on the newly recruited staffs or staffs on the active duty of Party B and to assist Party B in developing business training, and Party B shall, according to the requirements of China Telecom Shandong Province, carry out qualification training for its employees.

(4)	Party A (or the customer service department of China Telecom Shandong Province upon the consent of Party A) is responsible for furnishing the predicted data of busy/free telephone traffic in different time to Party B, instructing Party B to arrange corresponding shifts and seats in various time and monitoring Party B’s seats arrangement, utilization rate of work hours, connection of telephone traffic, etc.

(5)	Party A (or the customer service department of China Telecom Shandong Province upon the consent of Party A) is responsible for the prediction on the next month connection times and making communications and recognition with Party B on Party B’s seats arrangement, etc. release the next-month connection traffic and corresponding appraisal content prior to 25th day of each month.When the connection task of Party A completed by Party B is less than 50% within two (2) consecutive months due to Party B’s staffs turnover, shift arrangement, on-site management, etc, Party A will make more serious appraisal on Party B, even to the point of the cancellation of cooperation qualification of Party B.

(6)	Party A (or the customer service department of China Telecom Shandong Province upon the consent of Party A) has right to supervise and to evaluate Party B’s service quality and standards of practice and other work by telephone calling test, listening to the record, staff examination, client review, scoring of customer satisfaction, business audit, etc.

(7)	In case of serious mistakes made by any staff of Party B, Party A (or the customer service department of China Telecom Shandong Province upon the consent of Party A) has right to demand such staff to be laid off, and such staff can be only reemployed after it passes the examination of Party A; in case of customer complaint, besides that Party A (or the customer service department of China Telecom Shandong Province upon the consent of Party A) make appraisal according to the appraisal method, Party A (or the customer service department of China Telecom Shandong Province) will take more serious assessment provided that such complaint leads to serious consequence to Party A (or the customer service department of China Telecom Shandong Province).

* Denotes location where Confidential Information has been redacted. Subject of Rule 406 request for confidential treatment.

(8)	Party A (or the customer service department of China Telecom Shandong Province upon the consent of Party A) has right, by the way of the on-site detection, to make regular examination and evaluation on the integrity of on-site hardware of Party B, cleanliness and comfortability of working environment, etc, mainly including transmission and switching equipments, working seats, on-site noise, green plants, electronic screen, information board, training room, foods and accommodation of staffs, etc, the appraisal will be made quarterly and appraisal results will be included in the appraisal of the inspection month.

(9)	Party A (or the customer service department of China Telecom Shandong Province upon the consent of Party A) has right, with staffs interview, questionnaire survey, etc, to make regular survey and appraisal on the work satisfaction of employees of Party B, the appraisal will be made quarterly and appraisal results will be included in the appraisal of the inspection month.

(10)	Party A (or the customer service department of China Telecom Shandong Province upon the consent of Party A) has right supervise the business operation and service quality of Party B’s staffs, and to stop rule-breaking operations and to demand Party B to promptly take remedial measures. In case of customer’s complaint due to the cause of Party B, Party B must be liable for the compensation of Party A’s client; and if economic loss suffered by Party A and legal dispute owing to such operation, Party A is entitled to investigate the legal liability of Party B; and in case of serious consequences, Party A has right to terminate this agreement.

2. Party B:

(1)	Party B shall accept the supervision made by Party A (or the customer service department of China Telecom Shandong Province) on the operation and management process, and submit the analysis report on status of operation and relevant financial statements to Party A every three months.

(2)	Party B shall establish better software and hardware technical maintenance team so as to ensure the capacity of making daily maintenance and trouble removal on its equipments, to guarantee the normal running of system and equipments; and in case of relay fault, it shall report the fault, supervise the repair and notify Party A without delay.

(3)	Party B shall establish the efficient management team such as “sales supervisor, quality control manager, duty manager, on-site supervisor, project manager, etc” to be in charge of traffic operation and on-site management as well as accept the operational guidance and supervision of Party A.

(4)	Party B shall set up smooth communication mechanism, make tracking analysis on the operation hotspot and work difficulties, provide relevant information for the operation and development of Party A and regularly submit work plan, operation and business analysis report to Party A.

(5)	Party B shall establish adequate training team, under the operational guidance of Party A, to develop the training on the new recruits and staffs on duty, and own independent training place and audio-visual equipments and have the training capacity of no less than 80 people/time, and the function of training terminal is as same as the actual seat.

(6)	The client representative shall have received junior college or higher education, and the new recruits can not over 23 years old with standard and fluent Putonghua and sweet voice and shall have computer skills reaching the primary level and above.

(7)	Party B shall provide the service to the customers of Party A 24/7, including Saturday, Sunday and other statutory holidays, and any adjustment on the service time shall be subject to the formal notification of Party A.

* Denotes location where Confidential Information has been redacted. Subject of Rule 406 request for confidential treatment.

(8)

Party B is responsible for making communications and confirmation with Party A on the next-month seats arrangement, prediction of the connection times, etc prior to 25th day of each month; and as Party B adjusts its staffs and if the adjustment proportion is more than 10%, it shall make communications with Party A in advance and can only make such adjustment upon the consent of Party A, and in case of Party B’s staffs adjustment due to any reason, Party B shall take measures to ensure that its service capacity is not impacted.

(9)	The operators of Party B shall have a good commander of various mobile services knowledge of China Telecom Shandong Province, be adept at relevant operating system, provide services for customers in accordance with service process and operating regulations specified by customer service hotline of China Telecom Shandong Province, avoid faulty operation and retain the customers of other off-net tendency who make consultation to handle calling suspension, cancellation, call transfer, etc.

(10)	The operators of Party B shall, with the service expressions and terminology provided by China Telecom Shandong Province, provide active, warm and satisfactory services for customers, improve handling skills on complaints, and timely and accurately dispose task card for the unsatisfactory customers after explanations while dealing with the complaints well.

(11)	The operators shall, according to the requirements of China Telecom Shandong Province, provide active service for customers and upon the consent of customers, actively introduce the relevant services to the customers and guide the customers to use electronic channel.

(12)	In case of short circuit, voicelessness due to lines or system, or problem that is temporarily unable to resolve, and wrong answer on the scene, etc, the operator shall dial back the customer without delay.

(13)	The on-site noise of Party B shall be lower than 80db, and the width of working table is no less than 1.2 meters and the spacing between working tables 1.2 meters, the traffic room shall be spacious and bright, furnished with green plants to beautify the environment and to keep the clear air, equipped with large screen to display the telephone traffic and with information board in the well-situated and conspicuous position.

(14)	Party B may not take advantage of the staffs providing service for customer service hotline 10000 of China Telecom Shandong Province and existing equipments to do the work unrelated to the service work of China Telecom Shandong Province. Without the authorization of China Telecom Shandong Province, Party B may not promote itself with the name of China Telecom Shandong Province, nor release its promotion advertising or information relating with China Telecom Shandong Province in any way.

(15)	As for call-in, call-out and message distribution and other functions of relay numbers provided by Shandong to Party B, Party B must guarantee to use them within the scope permitted by China Telecom Shandong Province, and may not use them for other purposes (including internal communications), and in case of any violation, in addition to the appraisal under the provisions, the more serious punishment shall be granted according to the serious degree until cancellation of the cooperation qualification of Party B.

(16)	Party B shall regularly provide professional ethics education, safety and justice education, laws and statutes education, etc for its employees.

(17)	Party B shall sign the confidentiality agreement with Party A as well as do the same with all its staffs.

(18)	Staffs of Party B, in the labor personnel relation, are affiliated to Party B, and Party B shall sign labor contract with them, and Party B shall be responsible for their labor personnel, wage and benefits, social insurance, medical care for the industrial injury, various subsidies and other work and expenses, which are not related to Party A.

* Denotes location where Confidential Information has been redacted. Subject of Rule 406 request for confidential treatment.

III Equipment Access Investment and Maintenance

The general principle: both parties hereto work together to do construction and each party hereto has its preferential place respectively. Each party hereto respectively makes investment and maintenance on its local equipments and takes title to its purchased assets.

1. Party A:

Party A lays the emphasis on the construction, expansion and upgrade of access equipments and network transmission equipments in the local terminal customer service equipment room, and gives advice on the configure of remote devices (including newly created customer service soft switching platform system, business application software and supporting customer service operation management software of the customer service hotline 10000)

(1)	Party A is responsible for instructing Party B to make installation, debugging and upgrade on the relevant software required by the seats of Party B, mainly including customer service system, boss interface, misc interface, out-bound platform system, etc.

(2)	Party A is responsible for providing corresponding training and instructions on the software maintenance to the maintenance staffs of Party B.

2. Party B:

Party B lays particular emphasis on seating area system of remote traffic, including the construction, maintenance, expansion and upgrade on the data transmission equipments, network equipments and manual seats, and is responsible for the construction and maintenance of supporting electrical equipments of seating area.

(1)	Party B is responsible for the purchase, maintenance and troubleshooting of local equipments, including the router transforming 155M electric circuit to the ethernet port, network switch and relevant equipments of seats.

(2)	Party B is responsible for the application and leasing of transmission relay and for reporting repair and supervising repair on the transmission faulty between the local terminal and customer service equipment room in Tianjin as well as informing Party A of the faulty incidents and their handling without delay.

(3)	Party B is responsible for the basic installation and matching of the remote equipments room, including network transmission equipments, network switch, etc, and makes them conform to the requirement of the operating environment of equipments room.

(4)	Party B’s management personnel shall have way of 24/7 contact and ensure that they can be timely contacted to solve the faulty network or system of both parties’ hereto and make consistent explanations.

(5)	Party B shall guarantee to have one on-site engineer having general computer maintenance and diagnosis capacity who can assist Party A in confirming the software/hardware attribution of the problem on the scene in case of faulty terminal or user problem and feed back the problem with a professional view so as to avoid the delay of problem handling time because of the unsure location of problem or uncertainty of problem description.

(6)	The appraisal will be made quarterly and appraisal result will be included in the appraisal of inspection month. The requirements on hardware of seat terminal equipment is: CUP 2.4G, RAM 1G, hard disk 40G and above, equipped with network card, sound card and earphone, supporting 16bit 1024*768 display, WindowsXP.SP2, IE6.OSP2.

* Denotes location where Confidential Information has been redacted. Subject of Rule 406 request for confidential treatment.

(7)	Party B shall have safety measures, ensure the bandwidth of on-site local area network and terminal to be equipped with safety and anti-virus software, and have the capacity against illegal network attack, and ensure the timely upgrade of anti-virus software and Windows hotfixes; and can carry out terminal safety management (for example: to limit the use of USB flash disk and illegal software installation), ensure the normal running of business software and avoid the disclosure of customers’ information.

(8)	Party B is responsible for the purchase and maintenance of PC equipments, special call box, earphone, etc.

(9)	Party B shall be equipped with dual AC uninterruptible power system and backup power system.

IV Establishment of Efficient Communication Mechanism

Both parties hereto, on the basis of adequate communication and mutual understanding, strengthen cooperation and coordination to smoothen business and management process. The management personnel of both parties hereto shall regularly hold joint meeting to summarize and analyze the work and to jointly solve the problems emerged from the operation and to continuously improve service level.

Both parties hereto shall establish two-way communication mechanism in the multiple dimensions such as business, service, technology, management etc, and Party B shall, according to the requirements, report the operating situation and submit the written materials to Party A.

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VI Confidentiality

1.	Both parties bear the obligations of confidentiality on information of the customer, business, finance, intention, action or operation of other company (including respective management personnel, staffs or representatives) and China Telecom Shandong Province (totally referred to as “Confidential Information”), which are known due to this agreement. Unless the disclosure for such Confidential Information is required by the laws or supervision authority, any party hereto shall not disclose any said Confidential Information to any third party, otherwise, the disclosure party shall assume all liabilities.

* Denotes location where Confidential Information has been redacted. Subject of Rule 406 request for confidential treatment.

2.	Party B and its staffs may not disclose and sell the customer information of China Telecom Shandong Province, nor use such information for any purpose other than this agreement.

3.	Both parties hereto assume the obligations of confidentiality on the specific contents hereof, and without written content of the other party hereto, any party hereto shall not disclose the specific contents of bilateral contract and this agreement to any third party and the obligations of confidentiality will not be relieved upon the termination of this agreement.

VII Execution of Contract and Duration of Agreement

1.	This agreement comes into force upon the signature of legal representative or authorized entrusted agent of both parties hereto and with the official seals or stamps for contract of both parties hereto. This agreement is made in quadruplicate, each copy having the equal effect and each party hereto holding two copies respectively.

2.	All attached documents made under all principles specified hereof are the integral of this agreement. This agreement and its attached documents may be modified or supplemented upon the consensus by both parties hereto. All modifications or supplementations can only become effective upon the signature of legal representative or authorized entrusted agent of both parties hereto and with the official seals or stamp for contract of both parties hereto, the modified or supplemented agreement is the integral of this agreement.

3.	Any notification relating with this agreement made by one party hereto shall be made in written form, and can be delivered to another party by special courier, or sent by fax or telegram, or posted by mail (No modifications shall be occurred in the main text being sent or posted, otherwise it’s unilateral invalid alteration).

4.	Any matters not specified hereof shall be supplemented through amicable consultation by both parties hereto.

5.	*The period of validity for this agreement is two (2) years.

6.	On the duration of performance of this agreement, in case any material alteration occurs and Party B needs alter or relieve this agreement, it shall notify Party A in written form six (6) months in advance; and if Party A alters or relieve this agreement, it shall notify Party B in written form three (3) months in advance, and the receiving party shall make reply within one (1) month upon receiving such notice. Upon the alteration or modification of this agreement, each party hereto shall return the equipments and relevant information respectively owned by the other party and be liable for the loss suffered by the other party due to such actions and if such loss is certainly caused by he cause of force majeure, it may be resolved through consultation by both parties hereto.

VIII Force Majeure

1.	Where the relevant obligations hereof can not be performed as a result of “the force majeure event”, both parties hereto are not liable for any breach, and any loss due to such event shall be borne by both parties hereto respectively. However, the party meeting force majeure event shall promptly notify the other party in written form upon the occurrence of such event, and provide the details of such force majeure event and causes that cannot perform this agreement according to the agreement and effective documentary evidences within the ten (10) days upon the occurrence of such event.

* Denotes location where Confidential Information has been redacted. Subject of Rule 406 request for confidential treatment.

2.	Upon the occurrence of force majeure event, both parties hereto shall, without loss of time, make consultation for the solution and do all efforts to reduce the impact of force majeure event.

3.	“Force majeure events refer to objective events (including but not limited to earthquake, fire, explosion, storm, floods, lighting strike, war, etc) that can not be predictable, avoidable or overcome under the normal conditions after both parties hereto perform reasonable attention obligations.

IX Settlement for Dispute

Both parties hereto shall comply with the provisions hereof, and any dispute arising during the process of performance of this agreement shall be settled through consultation by both parties hereto on the principle of mutual understanding and mutual accommodation. If consultation fails, any party hereto may bring proceedings at the competent people’s court at the place where Party A locates according the laws.

X Liability for Breach

1.	It shall be deemed as breach provided that any party hereto does not perform or completely perform the responsibilities and obligations specified hereof. The defaulting party, upon receiving the notice of observing party, shall promptly remedy the violation. When the breaching party, within five (5) working days upon receiving the said notice, does not remedy its breach, and nor give written reply for such notice, the observing party has right to terminate part of or all provisions hereof as well as to pursue the liabilities of the defaulting party and to demand the defaulting party to make compensations on the losses suffered by itself.

2.	Without the consent of Party A, Party B may not use the user information acquired from Party A, and nor disclose the Confidential Information of Party A and China Telecom Shandong Province to the third party, otherwise, it shall assume all liabilities due to such action; Party B is liable for tort on the action of its intentional infringement of business secrets, the disclosure of business secrets or the consequence of business secrets being infringed owing to its negligence, and if such action is serious, Party A may submit it to the judiciary for pursuing the relevant legal liability of Party B. Party B shall bear joint and several liability on the disclosure of business secrets due to its cause or through its channel and the consequence owing to such disclosure and make compensations on the losses suffered by Party A due to such disclosure.

3.	On the duration of this agreement, any party hereto may not relieve the agreement without reason; otherwise, it shall be liable for the breach. In case that Party B refuses to provide services, Party A has right to suspend the cooperation for three months, and if Party B do it again, Party A has right to terminate the cooperation with Party B and reserve the right to investigate for the legal liabilities of Party B.

4.	Where the losses suffered by one party hereto due to the breach of other party, and then whether this agreement is terminated or not, the defaulting party, upon the demand of observing party, shall make compensations on all economic losses suffered by the observing party due to its breach.

5.	Where Party B deliberately makes up connection data, customer data or information, relevant statistical statement, project evaluation report and other relevant data, Party A will make appraisal from settlement expenses paid to Party B and such appraisal amount is two times of the misstated service expense. Meanwhile, Party B shall bear the liabilities and consequences due to such make-up.

* Denotes location where Confidential Information has been redacted. Subject of Rule 406 request for confidential treatment.

XI Appendix

This agreement is made in quadruplicate, each party hereto holding two copies respectively, and takes effect upon the signature and seal of legal representatives or authorized representatives of both parties hereto.

XII Integrity

1.	All supplementary agreements, annexes, documents signed, modified or formed by both parties hereto in accordance with the provisions hereof together with any written documents, regulations, notices, etc designated by Party A or provided to Party B and relating with this agreement as well as the regulations concerning outsourcing business that Party A believes that they are applicable to Party B constitute the attachments of this agreement and the integral whole with this agreement.

2.	If there is any inconsistency between the contents of any attached document in above article hereof and this agreement, the document made in later time shall prevail.

Any matters not specified hereof shall be carried out in accordance with Party A’s regulations relating with outsourcing business, and Party B shall abide by all regulations of outsourcing business of Party A.

Signature Page:

Party A: Shandong Lvke Information Co., Ltd

Address: Nanshou, West Yanzishan Road, Jinan City, Shandong Province

Legal Representative or Authorized Representative (Signature):

* Seal: Shandong Lvke Information Co., Ltd

Party B: Shandong Taiying Technology Co., Ltd.

Address: Xinghuo Science & Technology Park, Hi-tech Zone, Taian City, Shandong Province

Legal Representative or Authorized Representative (Signature):

* Seal: Shandong Taiying Technology Co., Ltd.

* Denotes location where Confidential Information has been redacted. Subject of Rule 406 request for confidential treatment.